The Board of Directors
Superior Energy Services, Inc.:


We consent to the use or our report incorporated by reference herein, dated October 20, 1997, with respect to the balance sheet of Stabil Drill Specialties, Inc. as of August 31, 1996 and 1997, and the related statements of income and retained earnings and cash flows for the years then ended.

We also consent to the use of our report incorporated by reference herein, dated October 15, 1997, with respect to the balance sheet of Sub-Surface Tools, Inc. as of July 31, 1997, and the related statements of income and retained earnings and cash flows for the year then ended.

                                               /s/ KPMG Peat Marwick LLP
                                                   KPMG Peat Marwick LLP

New Orleans, Louisiana
November 11, 1997